225 West Wacker Drive Suite 3000 Chicago, Illinois 60606 cushmanwakefield.com

January 4, 2021

Neil Johnston
via Email

Dear Neil,

I am pleased to offer the following terms and conditions to you for the role of Global Chief Financial Officer of Cushman & Wakefield Global, Inc. (“Cushman & Wakefield” or the “Company”). This position reports to the Global CEO – Brett White (the “CEO”). Your effective date will be February 28, 2021 (the “Effective Date”).

Location and Housing
The role is based in the Cushman & Wakefield Dallas office. In order to effectively carry out your duties, however, the Company expects that you will spend significant time in the Chicago office, as reasonably requested by the CEO. Commencing on the Effective Date, and so long as you remain employed by the Company as its Global Chief Financial Officer, the Company will reimburse you for reasonable housing expenses incurred to maintain an apartment in Chicago, which such reimburseable expenses shall not exceed $5,000 per month and shall be payable in accordance with the Company’s applicable expense reimbursement policies.

Salary
Your annualized salary will be $600,000, paid in bi-weekly installments less appropriate withholdings and deductions in accordance with the Company’s standard payroll practice. This position is an exempt position for purposes of federal wage-hour law.

Annual Incentive Compensation
You will be eligible for an annual discretionary bonus award of $600,000, which will be your “Target Bonus.” Your maximum bonus – payable in the event of extraordinary financial and personal results – is 200% of your target. Payment of the annual bonus is contingent upon achieving defined financial and personal goals, as determined in the Company’s sole discretion. The financial goals include achieving both EBITDA and cost containment targets. Your goals will be jointly developed with the CEO and the Company’s Board of Directors (the “Board“). With respect to 2021, your actual bonus will be no less than $600,000. Bonus payments are paid at the sole discretion of the Company. Cushman & Wakefield bonuses are presently paid in March of the year succeeding the year to which the bonus relates, but the Company reserves the right to change this date as it deems appropriate. An express condition of earning said bonus is continued employment through the bonus payment date, as allowed by state and federal law. Should you leave employment for any reason prior to the bonus payment date, the bonus will not have been earned and will not be payable as allowed by state and federal law.

Long-Term Incentive Compensation
You will be eligible to receive an annual equity award with a fair value of $2,200,000 on the date of grant, subject to your continued employment with the Company on such grant date. Your first grant will be made upon your employment start date.

All equity grants are subject to personal and business results, as determined in the Board’s sole discretion, and Board approval. Equity awards are generally subject to time and performance vesting, as well as other ancillary terms, and will be subject to and governed by the terms and conditions of the applicable plan documents and grant agreements. The number of equity awards granted to you will be contingent upon the per share fair market value on the grant date.

Sign-on Award
You will receive a cash sign-on bonus of $250,000 – payable in October of 2021 and subject to your continued employment with the Company through such payment date. This cash bonus is in addition to your annual incentive compensation.

Employment At-Will
Your employment with Cushman & Wakefield will be as an employee at-will, which means that either you or Cushman & Wakefield may terminate the employment relationship at any time with or without notice or cause. Also, like all employees, you will be expected to abide by the Company’s rules and standards, including acknowledging receipt of the Company’s policies. Policies contained therein are subject to modification as deemed necessary by the Company.

Termination of Employment
You are eligible to participate in the Cushman & Wakefield, Inc. Executive Employee Severance Pay Plan (“Severance Plan”). In your role, the minimum and maximum severance benefits that you will be eligible to receive upon certain qualifying terminations (as set forth in the Severance Plan) will be equal to (i) 12 months of base salary and (ii) a discretionary pro-rated annual bonus for the performance year in which the qualifying termination occurs, which bonus amount, if any, will be based upon actual achievement of the applicable performance goals and payable in accordance with the terms of the Severance Plan on the date the annual bonus would otherwise have been paid had you remained employed with the Company through the end of the performance year to which the bonus relates. All other terms of the Severance Plan remain in effect, and any severance benefits to which you may be entitled upon a termination of employment will be subject to the terms and conditions of the Severance Plan.

Confidentiality
The protection of confidential information and trade secrets is essential for Cushman & Wakefield for both the Company’s and employees’ future security. To protect such information, employees may not disclose any trade secrets or confidential information (defined further in the Company’s policies). Your obligations under the Company’s Confidentiality Policy shall be ongoing even after employment with the Company terminates.

Non-Solicitation
In order to preserve the confidentiality of the information referred to in the “Confidentiality” paragraph above, and to protect Cushman & Wakefield’s legitimate interests in its client relationships and goodwill, you agree that for a period of twelve (12) months following the termination of your employment relationship with Cushman & Wakefield for any reason, subject to applicable law, you will observe and honor the terms and conditions of Cushman & Wakefield’s Confidentiality and Non-Solicitation Policy.

Your signature on this offer letter indicates your acknowledgment and acceptance of the provisions set forth above as the full and complete statement of the terms and conditions of your employment with the Company. Any changes to the terms and conditions set forth in this letter must be in writing and signed by both parties.

If you have any questions or if I can provide you with further information, please do not hesitate to contact me. Congratulations on your new role!

This offer is effective through January 8, 2021. Please execute one copy of this letter and return it to me by this date.

Yours sincerely,                                 Acknowledged and signed,

/s/ Brett White	/s/ Neil Johnston
Brett White	Neil Johnston
Global Chief Executive Officer	Date: January 4, 2021